Exhibit 99.1

FOR IMMEDIATE RELEASE

GUILFORD PHARMACEUTICALS REPORTS 2003 FIRST QUARTER RESULTS

BALTIMORE, MD, May 8, 2003 — Guilford Pharmaceuticals Inc. (NASDAQ:GLFD) today reported financial results for the quarter ended March 31, 2003. For the first quarter, Guilford reported a net loss of $11.2 million, or $0.37 per share, compared to a net loss of $13.5 million, or $0.45 per share for the same period in 2002.

Total revenues in the first quarter of 2003 were $3.5 million compared to $6.2 million in the first quarter of 2002, substantially all of which was attributable to revenue from the sale of GLIADEL® Wafer. Sales to NSS, a specialty pharmaceutical distributor, in the first quarter of 2002 reflected expected pull through demand by hospitals in anticipation of an expanded label for GLIADEL® Wafer. However, the expanded label was not received until February 28, 2003. Sales in the first quarter of 2003 reflect minimal sales to NSS as the Company has further reduced the inventory of GLIADEL® Wafer in the distribution channel to 158 units at March 31, 2003, compared to 186 units at December 31, 2002. Pull through demand, reflecting sales of GLIADEL® Wafer to hospitals, for the first quarters of 2003 and 2002 respectively was approximately 350 and 370 units.

Cost of sales in the first quarters of 2003 and 2002 were $0.9 million. Gross profit percentage in the first quarter of 2003 was approximately 74% compared to 85% in the first quarter of 2002. The decrease in gross profit is attributable to a charge taken in the first quarter of 2003 in the amount of $0.4 million for inventory that was no longer in conformity with product specifications. Gross profit in the first quarter of 2003 without this charge would have been approximately 86%.

Selling, general and administrative costs decreased $1.4 million in the first quarter of 2003 to $6.7 million compared to $8.1 million in the same period in 2002. Selling, marketing and distribution costs for the first quarter of 2003 were $2.9 million compared to $4.3 million in the first quarter of 2002. The decrease in expense is largely attributable to the timing of our sales and marketing programs as well as a reduction in sales and marketing overhead.

Research and development expenses in the first quarter of 2003 decreased to $7.8 million compared to $11.9 million during the first quarter of 2002. The decrease in research and development expenditures reflects reduced spending in the Company’s biopolymer and certain pharmaceutical programs, partially offset by increased spending in its neuroimmunophilin ligand program. Total costs and expenses in the first quarter of 2003 were $15.4 million compared to $21.0 million for the corresponding period in 2002.

At March 31 2003, Guilford had $84.3 million in cash, cash equivalents, and marketable securities. Approximately $10.2 million of cash was expended in the first quarter reflecting the net loss less non-cash items. Approximately $4.3 million of cash was used to reduce accounts payable and accrued expenses, and nearly $2.0 million of cash used in the first quarter was to support the increase in receivables and other assets. Lastly, we spent approximately $0.9 million in debt repayments.

“The first quarter was a particularly eventful time for Guilford,” remarked Craig R. Smith, M.D., Chairman, President and Chief Executive Officer. “In February, we received approval from the United States Food and Drug Administration for our supplemental New Drug Application for GLIADEL® Wafer. The approval now permits the use of GLIADEL® Wafer in newly diagnosed patients with high-grade malignant glioma, as an adjunct to surgery and radiation. The expanded label for GLIADEL® Wafer increases the size of the accessible market for our product from approximately 3,000 up to 11,000 patients each year in the United States. During the first quarter we initiated a comprehensive marketing strategy to support awareness of the label expansion, and have been encouraged by neurosurgeon’s receptivity to the clinical data from the long term survival analysis.”

Dr. Smith continued, “In addition, we made good progress in each of our clinical development programs in the first quarter. We continued to enroll patients in our Phase II clinical trial for Parkinson’s disease and expect to complete enrollment by the end of the second quarter. In addition, we began a Phase II clinical trial of AQUAVAN™ Injection in patients undergoing conscious sedation during colonoscopy. We are on target to have results from Part 1 of the Phase II study in the third quarter, and expect to complete Part 2 of the study later this year or early next year. Finally, we believe we have significantly strengthened our balance sheet to support our development activities. As we announced yesterday, we completed a financing which removed a cash covenant, providing an additional $40 million in working capital for the Company.”

About Guilford

Guilford Pharmaceuticals Inc. is a fully integrated pharmaceutical company engaged in the research, development and commercialization of products that target the hospital and neurology markets. Guilford’s product pipeline includes a marketed product, GLIADEL® Wafer, for the treatment of brain cancer, and products in development for Parkinson’s disease, peripheral nerve damage and anesthesia and sedation.

Conference Call

Guilford will host a conference call to review the Company’s first quarter 2003 results. The conference call will take place at 11:00 a.m. EDT on Thursday, May 8, 2003. The dial in number for U.S. residents to participate is (888) 425-2604. International callers should dial (706) 679-8253.

Conference Call Replay

An audio replay of the conference call will be available for 48 hours beginning at approximately 2:00 p.m. ET on May 8, 2003 through 2:00 p.m. May 10, 2003. To access the replay, U.S. residents should dial (800) 642-1687, (int’l callers (706) 645-9291), then dial reservation number 92374.

Webcast

Guilford will hold a live webcast of this conference call. To access the webcast, please visit our website at www.guilfordpharm.com under the investor / conference section and follow the instructions provided. An audio archive of the call will be available on the website until May 22, 2003.

(Table Follows)

GUILFORD PHARMACEUTICALS INC. AND SUBSIDIARIES

Financial Highlights

(unaudited)

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended March 31,

	2003	2002

Revenues:
Net product sales	$3,404	$6,149
Other	59	35

Total revenues	3,463	6,184

Costs and expenses:
Cost of sales	893	934
Research and development	7,787	11,902
Selling, general and administrative	6,721	8,133

Total costs and expenses	15,401	20,969

Operating loss	(11,938)	(14,785)
Investment income and interest expense	745	1,261

Net loss	$(11,193)	$(13,524)

Basic and diluted net loss per common share:	$(0.37)	$(0.45)

Shares used in the calculation of basic & diluted net loss per share	29,916	29,728

Condensed Consolidated Balance Sheets

(in thousands)

	March 31,	December 31,
	2003	2002

Assets:
Cash, cash equivalents and investments	$84,288	$101,803
Accounts receivable	2,317	768
Inventories	2,663	2,993
Property and equipment	6,549	6,534
Intangible and other assets	9,348	8,988

	$105,165	$121,086

Liabilities and Stockholders’ Equity:
Current liabilities	$11,877	$16,583
Long-term debt and other liabilities	5,244	5,245
Stockholders’ equity	88,044	99,258

	$105,165	$121,086

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Contact: Stacey Jurchison, Director, Corporate Communications – (410) 631-5022

Internet Address: http://www.guilfordpharm.com

This press release contains forward-looking statements that involve risks and uncertainties, including those described in the section entitled “Risk Factors” contained in the Company’s annual report on Form 10-K for the year ended December 31, 2002, that could cause the Company’s actual results and experience to differ materially from anticipated results and expectations expressed in these forward-looking statements. Among other things, there can be no assurance that AQUAVAN™ Injection or GPI 1485 will continue to advance through clinical development or receive regulatory approval for commercialization. With respect to the Company’s commercial activities, there can be no assurance that it will be able to continue to increase sales of GLIADEL® Wafer or recognize revenue from all of its shipments of the product.